AMENDED SCHEDULE A

TO THE INVESTMENT ADVISORY AGREEMENT

DATED SEPTEMBER 29, 2006

EFFECTIVE APRIL 7, 2008

The Investment Advisory Agreement dated September 29, 2006 between Old Mutual Funds I and Old Mutual Capital, Inc. (the "Agreement") is hereby amended by replacing Schedule A in its entirety with the following:

Pursuant to Section 5 of this Agreement, each Portfolio shall pay the Adviser, at the end of each calendar month, compensation computed daily at the annual rate of the Portfolio's average daily net assets based on the following schedule.

Fund	Fee	Asset Level

Old Mutual Analytic VA Defensive Equity Portfolio	0.95%
Old Mutual Analytic VA Global Defensive Equity Portfolio	1.150% 1.125% 1.100% 1.075%	Less than $1 billion Between $1 - $2 billion Between $2 - $3 billion Greater than $3 billion
Old Mutual VA Asset Allocation Balanced Portfolio	0.200% 0.175% 0.150% 0.125%	Less than $1 billion $1 billion to less than $2 billion $2 billion to less than $3 billion $3 billion or greater
Old Mutual VA Asset Allocation Conservative Portfolio	0.200% 0.175% 0.150% 0.125%	Less than $1 billion $1 billion to less than $2 billion $2 billion to less than $3 billion $3 billion or greater
Old Mutual VA Asset Allocation Growth Portfolio	0.250% 0.225% 0.200% 0.175%	Less than $1 billion $1 billion to less than $2 billion $2 billion to less than $3 billion $3 billion or greater
Old Mutual VA Asset Allocation Moderate Growth Portfolio	0.250% 0.225% 0.200% 0.175%	Less than $1 billion $1 billion to less than $2 billion $2 billion to less than $3 billion $3 billion or greater

Old Mutual Funds I	Old Mutual Capital, Inc.

By: /s/ Julian F. Sluyters	By: /s/ Mark E. Black

Name: Julian F. Sluyters	Name: Mark E. Black
Title: President	Title: Chief Financial Officer
Date:	Date: